Exhibit 99.1

Red Robin Gourmet Burgers Announces Completion of $50 million Stock Repurchase Program

Greenwood Village, Colo. — (BUSINESS WIRE) – June 11, 2008 – Red Robin Gourmet Burgers, Inc., (Nasdaq: RRGB), a casual dining restaurant chain focused on serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today announced the completion of the repurchase of $50 million of the Company’s common stock. The Company repurchased a total of 1,480,763 shares at an average purchase price of $33.76 per share.

On May 29, 2008, the Company announced the board reaffirmed its intent, as previously announced in a press release dated August 16, 2007, to repurchase up to $50 million of the Company’s common stock. The stock repurchase is expected to add approximately $0.06 to diluted earnings per share in fiscal 2008.

About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)

Red Robin Gourmet Burgers, Inc. (http://www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., serves up wholesome, fun, feel-good experiences in a kid and family-friendly environment. Red Robin® restaurants are famous for serving more than two dozen insanely delicious, high-quality gourmet burgers in a variety of recipes with Bottomless Steak Fries®, as well as salads, soups, appetizers, entrees, desserts, and signature Mad Mixology® Beverages. There are more than 390 Red Robin® restaurants located across the United States and Canada, including corporate-owned locations and those operating under franchise agreements.

Contact:

ICR

Don Duffy/Raphael Gross, 203-682-8200